Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Permitting Hong Kong Highpower Technology, Inc. to Use and Attach our Audit Report in
any filings required by the SEC

We hereby consent to your disclosure our audit report dated March 17, 2008 except as to Note 20, as to which the date is May 30, 2008 on the financial statements of Hong Kong Highpower Technology Inc. as of and for the years ended December 31, 2005, 2006 and 2007, in the registration document of Hong Kong Highpower Technology, Inc. on Form S-1.

For the purpose of the aforesaid Registration Statement, we also consent to the reference of our firm as "Experts" under the ‘Experts’ caption, which, insofar as applicable to our firm means accounting experts.

HONG KONG,	/s/ Dominic K. F. Chan & Co.
July 22, 2008	Dominic K. F. Chan & Co.
Certified Public Accountants